Exhibit 99.1

**For Immediate Release**

For more information, contact:
Victor Karpiak, President and Chief Executive Officer
Kari Stenslie, Chief Financial Officer
(425) 255-4400

First Financial Northwest, Inc.
Reports Net Income of $927,000 or $0.05 Per Share for the Fourth Quarter
and $4.2 Million or $0.24 Per Share for the Year Ended December 31, 2011

Renton, Washington – January 27, 2012 - First Financial Northwest, Inc. (the “Company”) (NASDAQ GS: FFNW), the holding company for First Savings Bank Northwest (the “Bank”), today reported net income for the fourth quarter ended December 31, 2011 of $927,000, or $0.05 per diluted share, compared to net income of $568,000, or $0.03 per diluted share for the comparable quarter in 2010. For the year ended December 31, 2011, net income was $4.2 million, or $0.24 per diluted share, an improvement of $58.3 million from the net loss  of $54.1 million, or $3.11 per diluted share for the year ended December 31, 2010.

“I am pleased to announce that we have now had five consecutive quarters of profitability and with net income of $4.2 million in 2011 we have significantly improved our performance over last year’s results. Our staff has worked extremely hard and has continued to maintain their focus on reducing nonperforming assets which decreased nearly 50% from last year. Over the past few years we have increased our provisions for loan losses, especially in our construction/land development portfolio due to the increased charge-offs for these types of loans. With that portfolio now comprising just 3.5% of our total loan portfolio and the significant improvement of our loan portfolio performance, our provision for loan losses for the year has been reduced by approximately $48 million compared to 2010. We continue to maintain our strong capital levels which have been increased by our net income for the year. While I am confident we are moving in the right direction, we recognize that our business remains very dependent on the recovering, but still volatile economy. Although we are encouraged by the positive news of expansion in our local economy, our emphasis remains on improving asset quality and earnings, and maintaining strong capital levels,” stated Victor Karpiak, Chairman, President and Chief Executive Officer of First Financial Northwest, Inc.

Highlights for the quarter ended December 31, 2011 include:
•	Nonperforming assets decreased $6.3 million, or 11.2% to $49.7 million from September 30, 2011 and decreased $43.3 million, or 46.5% from December 31, 2010;

•	Nonperforming loans decreased $7.1 million, or 23.2% to $23.7 million from September 30, 2011 and decreased $39.2 million, or 62.4% from December 31, 2010;
•	Net gain on sales of investments during the quarter totaled $485,000;
•	Total delinquent loans at December 31, 2011 were $26.7 million, a decrease of $6.3 million or 18.9% from September 30, 2011 and a decrease of $39.7 million or 59.8% from December 31, 2010;
•	Sales of other real estate owned (“OREO”) totaled $4.1 million during the quarter generating a net gain on sales of $134,000;
•	The Bank’s Tier 1 and total risk-based capital ratios at December 31, 2011 were 13.54% and 24.76%, respectively.

Based on management’s evaluation of the adequacy of the allowance for loan losses, a provision of $600,000 was required for the fourth quarter of 2011, a decrease of $700,000 from the third quarter of 2011. This decrease was primarily the result of a $998,000 decrease in charge-offs, nonperforming loans decreased $7.1 million, loan balances decreased $25.3 million and delinquent loans decreased $6.3 million from the third quarter of 2011. For the year ended December 31, 2011, the provision for loan losses was $4.7 million, a decrease of $48.4 million, or 91.1% from the year ended December 31, 2010. The allowance for loan losses remained relatively unchanged at $16.6 million at December 31, 2011 compared to September 30, 2011. The allowance for loan losses represented 69.9% of nonperforming loans and 2.29% of total loans at December 31, 2011, compared to 54.0% and 2.23%, respectively, at September 30, 2011.

The following table presents a breakdown of our troubled debt restructured loans (“TDRs”):
	December 31, 2011	September 30, 2011	December 31, 2010	Three Month Increase / (Decrease)	One Year Increase / (Decrease)
	(In thousands)
One-to-four family residential	$56,762	$58,214	$52,754	$(1,452)	$4,008
Multifamily	2,504	2,512	2,515	(8)	(11)
Commercial real estate	11,785	11,940	13,841	(155)	(2,056)
Construction/land development	183	472	5,494	(289)	(5,311)
Consumer	70	70	70	-	-
Total TDRs	$71,304	$73,208	$74,674	$(1,904)	$(3,370)

At December 31, 2011, TDRs were $71.3 million, of which 79.6% were one-to-four family residential loans. Performing TDRs totaled $66.2 million or 92.9% of total TDRs at December 31, 2011. Included in performing TDRs were $33.5 million of “A” notes related to “A/B” note workout strategies, where the “A” note amount was the current loan balance charged down to an acceptable loan to value ratio and positive debt service coverage at the time of the restructure while the “B” notes were charged-off at the time of the restructure. Our priority is to negotiate a repayment solution that is acceptable to the Bank while providing the borrower time to resolve their financial issues.

Nonperforming assets continued to decrease to $49.7 million at December 31, 2011 from $93.0 million at December 31, 2010. The following table presents a breakdown of our nonperforming assets:
	December 31, 2011	September 30, 2011	December 31, 2011	Three Month Increase / (Decrease)	One Year Increase / (Decrease)
	(In thousands)
One-to-four family residential	$9,808	$12,859	$22,688	$(3,051)	$(12,880)
Multifamily	949	638	-	311	949
Commercial real estate	3,736	5,400	7,306	(1,664)	(3,570)
Construction/land development	9,199	11,891	32,885	(2,692)	(23,686)
Consumer	-	44	57	(44)	(57)
Total nonperforming loans	23,692	30,832	62,936	(7,140)	(39,244)
OREO	26,044	25,201	30,102	843	(4,058)
Total nonperforming assets	$49,736	$56,033	$93,038	$(6,297)	$(43,302)
Nonperforming assets as a percentage of total assets	4.7%	4.9%	7.8%

The following table presents a breakdown of our OREO by county and type of property at December 31, 2011:

	King	Pierce	Kitsap	All other	Total OREO
	(In thousands)
One-to-four family residential	$2,971	$4,752	$215	$322	$8,260
Commercial real estate	2,758	5,387	1,202	450	9,797
Construction/land development	1,688	4,886	202	1,211	7,987
Total OREO	$7,417	$15,025	$1,619	$1,983	$26,044

OREO increased $843,000 or 3.2% to $26.0 million at December 31, 2011 from $25.2 million at September 30, 2011 as transfers of loans into OREO exceeded sales during the quarter. We sold $4.1 million of OREO during the fourth quarter of 2011 generating a net gain of $134,000. We evaluate our OREO inventory quarterly. As a result of the evaluation, we expensed $492,000 related to the decline in the market value of OREO properties during the quarter ended December 31, 2011 compared to $515,000 for the third quarter of 2011. Additional expenses related to OREO were $597,000 for the fourth quarter of 2011 compared to $540,000 for the third quarter of 2011. We continue to actively market our OREO properties in an effort to minimize the amount of holding costs incurred.

Net interest income for the fourth quarter of 2011 decreased $257,000 to $7.6 million compared to the third quarter of 2011 and $836,000 compared to the same period in 2010.

Interest income decreased $2.8 million to $11.6 million for the fourth quarter of 2011 from the same quarter in 2010, primarily due to the decrease in our average loan portfolio of $173.8 million, or 19.5% and a $70.5 million increase in relatively low yielding interest-bearing deposits. The decline in our loan portfolio was the result of weaker loan demand, paydowns due to normal borrower activity, short sales, charge-offs and transfers of nonperforming loans to OREO. Interest income declined $804,000 for the fourth quarter of 2011 as compared to the preceding quarter due to a $27.4 million decline in our average loan portfolio. Interest income for the year was $51.1 million, a decrease of $9.5 million or 15.7% from 2010. The decrease is a result of similar events described above that affected interest income during the fourth quarter of 2011.

Interest expense decreased $2.0 million to $4.0 million for the quarter ended December 31, 2011 as compared to the same period a year ago. The decline in our total interest expense was principally the result of a $1.1 million decrease caused by a 53 basis point decline in our cost of funds during the fourth quarter of 2011 to 1.80% as compared to 2.33% during the fourth quarter of 2010. The decrease in our cost of funds was due to new and renewing certificates of deposit pricing at lower interest rates. In addition, there was an $838,000 decrease in interest expense related to the decline in our interest-bearing liabilities for the quarter compared to the same period in 2010. Interest expense decreased $547,000 during the fourth quarter as compared to the third quarter of 2011. For 2011, interest expense was $18.5 million, a decrease of $9.1 million or 32.9% as compared to 2010 as a result of a lower interest rate environment for renewing certificates of deposit.

Noninterest income for the quarter ended December 31, 2011 decreased $340,000 to $555,000 from the same quarter in 2010. We recorded $485,000 in net gains on sales of investments during the quarter ended December 31, 2011 compared to $843,000 during the same quarter in 2010. During the fourth quarter of 2011, we sold $4.4 million of long-term, fixed-rate, mortgage-backed securities and purchased $10.0 million of variable rate investments. These transactions were executed to continue improving the Bank’s interest rate risk profile. Noninterest income for the fourth quarter of 2011 remained relatively unchanged from the third quarter of 2011. For the year ending December 31, 2011, noninterest income was $2.5 million compared to $1.0 million for 2010 as a result of an increase in gains on sales of investments.

Noninterest expense for the quarter ended December 31, 2011 decreased $35,000 from the same quarter in 2010. Noninterest expense for the fourth quarter of 2011 increased $138,000 to $6.7 million from $6.5 million as compared to the third quarter of 2011. The increase for the quarter was a result of a $118,000 prepayment penalty on a $10.0 million Federal Home Loan Bank advance executed to utilize our excess cash and to reduce future interest expense. Noninterest expense for the year decreased $4.9 million to $26.2 million as compared to 2010 primarily related to a net decrease in OREO related expenses.

Progress on Regulatory Order

We continue to work with the regulators to satisfy the requirements contained in the Stipulation and Consent Order with the FDIC and the Washington State Department of Financial Institutions entered into on September 24, 2010.

First Financial Northwest, Inc. is the parent company of First Savings Bank Northwest, a Washington chartered stock savings bank headquartered in Renton, Washington, serving the Puget Sound Region through its full-service banking office. We are a part of the ABA NASDAQ Community Bank Index. For additional information about us, please visit our website at www.fsbnw.com and click on the “Investor Relations” section.

Forward-looking statements:
Certain matters discussed in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to, among other things, expectations of the business environment in which we operate, projections of future performance, perceived opportunities in the market, potential future credit experience, and statements regarding our mission and vision. These forward-looking statements are based upon current management expectations and may, therefore, involve risks and uncertainties. Our actual results, performance, or achievements may differ materially from those suggested, expressed, or implied by forward-looking statements as a result of a wide variety or range of factors including, but not limited to: the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs that may be impacted by deterioration in the housing and commercial real estate markets and may lead to increased losses and nonperforming assets in our loan portfolio, and may result in our allowance for loan losses not being adequate to cover actual losses, and require us to materially increase our reserves; changes in general economic conditions, either nationally or in our market areas; changes in the levels of general interest rates, and the relative differences between short and long term interest rates, deposit interest rates, our net interest margin and funding sources; fluctuations in the demand for loans, the number of unsold homes and other properties and fluctuations in real estate values in our market areas; results of examinations of us by the Federal Reserve Board and our bank subsidiary by the Federal Deposit Insurance Corporation, the Washington State Department of Financial Institutions, Division of Banks or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, institute additional enforcement actions against the Company or the Bank, to take additional corrective action and refrain from unsafe and unsound practices, which may also require us to increase our reserve for loan losses, write-down assets, change our regulatory capital position or affect our ability to borrow funds or maintain or increase deposits, which could adversely affect our liquidity and earnings; our compliance with regulatory enforcement actions; the requirements and restrictions that have been imposed upon the Company under the memoranda of understanding with the Federal Reserve (as the successor to the Office of Thrift Supervision) and the Consent Order the Bank entered into with the FDIC and the Washington DFI and the possibility that the Company and the Bank will be unable to fully comply with these enforcement actions which could result in the imposition of additional requirements or restrictions; our ability to attract and retain deposits; further increases in premiums for deposit insurance; our ability to control operating costs and expenses; the use of estimates in determining fair value of certain of our assets, which estimates may prove to be incorrect and result in significant declines in valuation; difficulties in reducing risk associated with the loans on our balance sheet; staffing fluctuations in response to product demand or the implementation of corporate strategies that affect our work force and potential associated charges; computer systems on which we depend could fail or experience a security breach; our ability to retain key members of our senior management team; costs and effects of litigation, including settlements and judgments; our ability to implement our branch expansion strategy; our ability to successfully integrate any assets, liabilities, customers, systems, and management personnel we have acquired or may in the future acquire into our operations and our ability to realize related revenue synergies and cost savings within expected time frames and any goodwill charges related thereto; our ability to manage loan delinquency rates; increased competitive pressures among financial services companies; changes in consumer spending, borrowing and savings habits; legislative or regulatory changes that adversely affect our business including changes in regulatory policies and principles, including the interpretation of regulatory capital or other rules; the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; adverse changes in the securities markets; inability of key third-party providers to perform their obligations to us; changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board, including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods; the economic impact of war or any terrorist activities; other economic, competitive, governmental, regulatory, and technological factors affecting our operations; pricing, products and services; and other risks detailed in our reports filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2010. Any of the forward-looking statements that we make in this Press Release and in the other public statements we make may turn out to be wrong because of the inaccurate assumptions we might make, because of the factors illustrated above or because of other factors that we cannot foresee. Because of these and other uncertainties, our actual future results may be materially different from those expressed in any forward-looking statements made by or on our behalf. Therefore, these factors should be considered in evaluating the forward-looking statements, and undue reliance should not be placed on such statements. We undertake no responsibility to update or revise any forward-looking statements.

FIRST FINANCIAL NORTHWEST, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(Dollars in thousands, except share data)
(Unaudited)
	December 31,
Assets	2011	2010

Cash on hand and in banks	$4,620	$7,466
Interest-bearing deposits	160,141	90,961
Investments available for sale	129,002	164,603
Loans receivable, net of allowance of $16,559 and $22,534	703,288	856,456
Premises and equipment, net	18,922	19,829
Federal Home Loan Bank stock, at cost	7,413	7,413
Accrued interest receivable	3,856	4,686
Federal income tax receivable	1,060	5,916
Other real estate owned	26,044	30,102
Prepaid expenses and other assets	5,044	6,226
Total assets	$1,059,390	$1,193,658

Liabilities and Stockholders' Equity

Interest-bearing deposits	$782,652	$911,526
Noninterest-bearing deposits	6,013	8,700
Advances from the Federal Home Loan Bank	83,066	93,066
Advance payments from borrowers for taxes and insurance	2,093	2,256
Accrued interest payable	184	214
Other liabilities	4,062	3,418
Total liabilities	878,070	1,019,180

Commitments and contingencies

Stockholders' Equity
Preferred stock, $0.01 par value; authorized 10,000,000 shares, no shares issued or outstanding	-	-
Common stock, $0.01 par value; authorized 90,000,000 shares; issued and outstanding 18,805,168 shares at December 31, 2011 and 2010	188	188
Additional paid-in capital	188,816	187,371
Retained earnings (accumulated deficit), substantially restricted	3,937	(305)
Accumulated other comprehensive income, net of tax	511	484
Unearned Employee Stock Ownership Plan shares	(12,132)	(13,260)
Total stockholders' equity	181,320	174,478

Total liabilities and stockholders' equity	$1,059,390	$1,193,658

FIRST FINANCIAL NORTHWEST, INC. AND SUBSIDIARIES
Consolidated Statements of Income
(Dollars in thousands, except share data)
(Unaudited)

	Quarter Ended			Three Month % Change		One Year % Change
	December 31, 2011	September 30, 2011	December 31, 2010
Interest income

Loans, including fees	$10,892	$11,397	$13,267	(4.4	) %	(17.9	) %
Investments available for sale	647	926	1,118	(30.1)		(42.1)
Interest-bearing deposits	107	127	62	(15.7)		72.6
Total interest income	$11,646	$12,450	$14,447	(6.5	) %	(19.4	) %
Interest expense
Deposits	3,501	3,981	4,914	(12.1)		(28.8)
Federal Home Loan Bank advances	522	589	1,074	(11.4)		(51.4)
Total interest expense	$4,023	$4,570	$5,988	(12.0	) %	(32.8	) %
Net interest income	7,623	7,880	8,459	(3.3)		(9.9)
Provision for loan losses	600	1,300	2,100	(53.8)		(71.4)
Net interest income after provision for loan losses	$7,023	$6,580	$6,359	6.7%		10.4%
Noninterest income

Net gain on sale of investments	485	479	843	1.3		(42.5)
Other	70	77	52	(9.1)		34.6
Total noninterest income	$555	$556	$895	(0.2	) %	(38.0	) %
Noninterest expense
Salaries and employee benefits	3,212	3,544	3,008	(9.4)		6.8
Occupancy and equipment	388	370	397	4.9		(2.3)
Professional fees	535	449	538	19.2		(0.6)
Data processing	188	181	189	3.9		(0.5)
Loss (gain) on sale of OREO property, net	(134)	(293)	(403)	(54.3)		(66.7)
OREO market value adjustments	492	515	440	(4.5)		11.8
OREO related expenses, net	597	540	1,047	10.6		(43.0)
FDIC/OTS assessments	537	578	832	(7.1)		(35.5)
Insurance and bond premiums	247	248	148	(0.4)		66.9
Marketing	51	43	64	18.6		(20.3)
Other general and administrative	538	338	426	59.2		26.3
Total noninterest expense	$6,651	$6,513	$6,686	2.1%		(0.5	) %

Income before provision for federal income taxes	927	623	568	48.8		63.2

Provision for federal income taxes	-	-	-	-		-

Net income	$927	$623	$568	48.8%		63.2%

Basic earnings per share	$0.05	$0.04	$0.03	25.0%		66.7%

Diluted earnings per share	$0.05	$0.04	$0.03	25.0%		66.7%

FIRST FINANCIAL NORTHWEST, INC. AND SUBSIDIARIES
Consolidated Statements of Income
(Dollars in thousands, except share data) (Unaudited)
	Years Ended December 31,
	2011	2010	2009

Interest income
Loans, including fees	$46,608	$55,783	$58,332
Investments available for sale	4,040	4,485	6,599
Federal funds sold and interest-bearing deposits with banks	404	276	102
Total interest income	$51,052	$60,544	$65,033
Interest expense
Deposits	16,215	23,370	28,806
Federal Home Loan Bank advances	2,270	4,189	5,107
Total interest expense	$18,485	$27,559	$33,913
Net interest income	32,567	32,985	31,120
Provision for loan losses	4,700	53,100	51,300

Net interest income (loss) after provision for loan losses	$27,867	$(20,115)	$(20,180)
Noninterest income
Net gain on sale of investments	2,226	843	1,954
Other-than-temporary impairment loss on investments	-	-	(152)
Other	307	198	230
Total noninterest income	$2,533	$1,041	$2,032
Noninterest expense
Salaries and employee benefits	13,259	12,347	11,730
Occupancy and equipment	1,555	1,657	2,306
Professional fees	1,966	2,148	1,412
Data processing	761	723	634
Loss (gain) on sale of OREO property, net	(1,561)	(185)	-
OREO market value adjustments	1,924	5,624	-
OREO related expenses, net	2,973	3,419	255
FDIC/OTS assessments	2,437	2,837	2,281
Insurance and bond premiums	990	597	71
Goodwill impairment	-	-	14,206
Marketing	205	233	257
Other general and administrative	1,649	1,663	1,915
Total noninterest expense	$26,158	$31,063	$35,067
Income (loss) before provision (benefit) for federal income taxes	4,242	(50,137)	(53,215)
Provision (benefit) for federal income taxes	-	3,999	(12,507)
Net income (loss)	$4,242	$(54,136)	$(40,708)
Basic earnings (loss) per share	$0.24	$(3.11)	$(2.18)
Diluted earnings (loss) per share	$0.24	$(3.11)	$(2.18)

The following table presents a breakdown of our loan portfolio (unaudited):

	December 31, 2011		December 31, 2010
	Amount	Percent	Amount	Percent
	(Dollars in thousands)
One-to-four family residential: (1)
Permanent	$335,412	46.4%	$393,334	44.1%
Construction	-	-	5,356	0.6
	335,412	46.4	398,690	44.7
Multifamily:
Permanent	110,148	15.2	140,762	15.8
Construction	3,526	0.5	4,114	0.5
	113,674	15.7	144,876	16.3
Commercial real estate:
Permanent	218,032	30.2	237,708	26.6
Construction	12,500	1.7	28,362	3.2
Land	1,811	0.2	6,643	0.7
	232,343	32.1	272,713	30.5
Construction/land development:
One-to-four family residential	6,194	0.9	26,848	3.0
Multifamily	855	0.1	1,283	0.1
Commercial	1,104	0.2	1,108	0.1
Land development	16,990	2.3	27,262	3.1
	25,143	3.5	56,501	6.3

Business	3,909	0.6	479	0.1
Consumer	12,499	1.7	19,127	2.1
Total loans	722,980	100.0%	892,386	100.0%
Less:
Loans in process	1,372		10,975
Deferred loan fees, net	1,761		2,421
ALLL	16,559		22,534
Loans receivable, net	$703,288		$856,456
__________
(1) Includes $147.4 million and $173.4 million of non-owner occupied loans at December 31, 2011 and December 31, 2010, respectively.

FIRST FINANCIAL NORTHWEST, INC. AND SUBSIDIARIES
Key Financial Ratios
(Unaudited)

	At or For the Quarter Ended
	December 31, 2011	September 30, 2011	June 30, 2011	March 31, 2011	December 31, 2010
	(Dollars in thousands, except share data)

Performance Ratios:
Return on assets	0.34%	0.22%	0.43%	0.48%	0.19%
Return on equity	2.05	1.37	2.80	3.25	1.28
Equity-to-assets ratio	17.12	15.70	15.57	14.91	14.62
Interest rate spread	2.72	2.67	2.84	2.88	2.70
Net interest margin	2.96	2.91	3.07	3.09	2.95
Average interest-earning assets to
average interest-bearing liabilities	115.03	113.98	112.93	111.55	111.77
Efficiency ratio	81.33	77.20	69.17	71.42	71.48
Noninterest expense as a percent of
average total assets	2.44	2.27	2.19	2.21	2.19
Book value per common share	$9.64	$9.52	$9.53	$9.39	$9.28

Capital Ratios (1):
Tier 1 leverage	13.54%	12.76%	12.47%	12.13%	11.73%
Tier 1 risk-based	23.49	22.60	21.55	20.03	18.38
Total risk-based	24.76	23.87	22.81	21.30	19.65

Asset Quality Ratios (2):
Nonaccrual and 90 days or more past due loans
as a percent of total loans	3.28%	4.13%	4.92%	6.24%	7.14%
Nonperforming assets as a percent
of total assets	4.69	4.91	5.55	6.96	7.79
Allowance for loan losses as a percent of
total loans	2.29	2.23	2.20	2.47	2.56
Allowance for loan losses as a percent of
nonperforming loans	69.89	53.95	44.79	39.64	35.80
Net charge-offs to average loans
receivable, net	0.09	0.22	0.62	0.42	0.90

Allowance for Loan Losses:
Allowance for loan losses, beginning of the quarter	$16,634	$16,989	$20,250	$22,534	$28,400
Provision	600	1,300	1,600	1,200	2,100
Charge-offs	(688)	(1,686)	(4,976)	(3,675)	(8,970)
Recoveries	13	31	115	191	1,004
Allowance for loan losses, end of the quarter	$16,559	$16,634	$16,989	$20,250	$22,534

Nonperforming Assets (2):
Nonperforming loans (3)
Nonaccrual loans	$18,613	$23,644	$31,831	$39,737	$46,637
Nonaccrual troubled debt restructured loans	5,079	7,188	6,097	11,349	16,299
Total nonperforming loans	$23,692	$30,832	$37,928	$51,086	$62,936
OREO	26,044	25,201	25,979	31,266	30,102
Total nonperforming assets	$49,736	$56,033	$63,907	$82,352	$93,038

Performing troubled debt restructured loans	$66,225	$66,020	$65,968	$65,805	$58,375
______________
(1) Capital ratios are for First Savings Bank Northwest only.
(2) Loans are reported net of undisbursed funds.
(3) There were no loans 90 days or more past due and still accruing interest.

FIRST FINANCIAL NORTHWEST, INC. AND SUBSIDIARIES
Key Financial Ratios
(Unaudited)

	For the Year Ended December 31,
	2011	2010		2009		2008	2007
	(Dollars in thousands, except share data)
Performance Ratios:
Return (loss) on assets	0.37%	(4.18	) %	(3.14	) %	0.39%	(0.37	) %
Return (loss) on equity	2.36	(26.59)		(15.18)		1.50	(2.59)
Equity-to-assets ratio	17.12	14.62		17.37		23.31	27.11
Interest rate spread	2.78	2.40		1.86		1.84	1.75
Net interest margin	3.01	2.70		2.49		2.81	2.30
Average interest-earning assets to
average interest-bearing liabilities	113.33	113.35		123.31		131.20	113.48
Efficiency ratio	74.52	91.29		105.78		44.75	106.82
Noninterest expense as a percent of
average total assets	2.28	2.40		2.71		1.22	2.42
Book value per common share	$9.64	$9.28		$12.14		$13.62	$13.53

Capital Ratios (1):
Tier 1 leverage	13.54%	11.73%		12.46%		15.61%	16.62%
Tier 1 risk-based	23.49	18.38		19.20		23.04	24.84
Total risk-based	24.76	19.65		20.49		24.30	25.91

Asset Quality Ratios (2):
Nonaccrual and 90 days or more past due loans
as a percent of total loans	3.28%	7.14%		11.23%		5.56%	2.81%
Nonperforming assets as a percent
of total assets	4.69	7.79		10.08		4.71	2.19
Allowance for loan losses as a percent of
total loans	2.29	2.56		3.07		1.61	0.89
Allowance for loan losses as a percent of
nonperforming loans	69.89	35.80		27.37		28.96	31.83
Net charge-offs to average loans
receivable, net	1.39	6.55		3.38		0.04	-

Allowance for Loan Losses:
Allowance for loan losses, beginning of the year	$22,534	$33,039		$16,982		$7,971	$1,971
Provision	4,700	53,100		51,300		9,443	6,000
Charge-offs	(11,025)	(65,476)		(35,302)		(432)	-
Recoveries	350	1,871		59		-	-
Allowance for loan losses, end of the year	$16,559	$22,534		$33,039		$16,982	$7,971

Nonperforming Assets (2):
Nonperforming loans
90 days or more past due and still accruing	$-	$-		$-		$2,104	$-
Nonaccrual loans	18,613	46,637		94,682		35,720	25,042
Nonaccrual troubled debt restructured loans	5,079	16,299		26,021		20,818	-
Total nonperforming loans	$23,692	$62,936		$120,703		$58,642	$25,042
OREO	26,044	30,102		11,835		-	-
Total nonperforming assets	$49,736	$93,038		$132,538		$58,642	$25,042

Performing troubled debt restructured loans	$66,225	$58,375		$35,458		$2,226	$-
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(1) Capital ratios are for First Savings Bank Northwest only.
(2) Loans are reported net of undisbursed funds.